E A R N I N G S R E L E A S E

Press Contacts:     Gary R. Shook, President & CEO            540-687-4801 or
pres@middleburgbank.com

Raj Mehra, EVP & CFO                540-687-4816 or
cfo@middleburgbank.com

Jeffrey H. Culver, EVP & COO            703-737-3470 or
coo@middleburgbank.com

MIDDLEBURG FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2014 RESULTS

MIDDLEBURG, VA. – April 30, 2014 – Middleburg Financial Corporation (the “Company”) (Nasdaq: MBRG), today announced net income of $1.98 million for the quarter ended March 31, 2014, or $0.28 per diluted share.

“Middleburg Financial Corporation had a strong first quarter with positive momentum in earnings, which were driven by expansion in the net interest margin as we grew loans, strong fee income from wealth management which offset a decline in mortgage revenue and good expense control across the bank and its subsidiaries” commented Gary R. Shook, president and CEO of the Company. “Asset quality continues to improve steadily and in the first quarter we saw a decline in non-accrual loans and an improvement in delinquencies. Additionally, on March 26, we announced that Middleburg Bank, our wholly owned banking subsidiary had agreed to sell its majority ownership in Southern Trust Mortgage. The sale is expected to close in the first half of 2014, following the receipt of regulatory approval.”

First Quarter 2014 Highlights:

•
Net income of $1.98 million or $0.28 per diluted share for the quarter ended March 31, 2014, an increase of 48.98% compared to net income of $1.33 million or $0.19 per diluted share for the first quarter of 2013;

•	Net interest margin expanded to 3.54%, compared to 3.43% for the fourth quarter of 2013 and 3.45% for the quarter ended March 31, 2013;

•	Total revenue increased 1.49% to $15.59 million compared to the quarter ended March 31, 2013;

•	Non-interest expenses declined by 12.87% to $12.14 million compared to the quarter ended March 31, 2013;

•	The efficiency ratio declined to 75.19% compared to 88.32% in the previous quarter and 80.96% for the quarter ended March 31, 2013;

•	Total assets were $1.21 billion as of quarter end, a decrease of 1.58% since December 31, 2013;

•	Total deposits were $961.25 million as of quarter end, a decrease of 2.15% since December 31, 2013;

•	Loans held-for-investment increased by $2.98 million to $731.46 million as of quarter end, an increase of 0.41% since December 31, 2013;

•	Credit quality improved with nonaccrual loans declining by 24.69% since December 31, 2013;

•	Nonperforming assets to total assets was 2.04% at March 31, 2014 compared to 2.33% at December 31, 2013;

•
Capital ratios continue to be strong: Tangible Common Equity Ratio of 9.19%, Total Risk-Based Capital Ratio of 15.93%, Tier 1 Risk-Based Capital Ratio of 14.67%, and a Tier 1 Leverage Ratio of 9.61% at March 31, 2014.

•
In light of the declining profitability of its majority-owned mortgage subsidiary resulting from reduced loan volumes and increased compliance costs from the implementation of rules related to the Dodd-Frank Wall Street Reform Act, on March 26, 2014, the Company announced an agreement to sell its membership interests in Southern Trust Mortgage to a consortium of banks and the President of Southern Trust Mortgage. The sale is expected to close in the second quarter of 2014, and is subject to regulatory approval.

Total Revenue
Total revenue, which is comprised of net interest income (before the provision for loan losses) and non-interest income, was $15.59 million for the quarter ended March 31, 2014, representing an increase of 1.49% compared to the quarter ended March 31, 2013.

The increase in revenue in the first quarter was driven by an expanding net interest margin. The net interest margin for the quarter ended March 31, 2014 was 3.54% compared to 3.43% for the quarter ended December 31, 2013 and 3.45% for the quarter ended March 31, 2013. Margin expansion during the quarter was principally due to the following:

•	Loan growth accompanied by sales of lower yielding securities.

•
Yields on earning assets increased by 10 basis points compared to the previous quarter primarily due to an increase in loan yields and higher yields on securities as premium amortization slowed and we sold some lower yielding investments.

•
Cost of funds declined by 3 basis points compared to the previous quarter as we paid off maturing wholesale borrowings, reduced interest costs for NOW, money market and savings accounts and added non-interest bearing demand deposits.

Non-Interest Income
Non-interest income was lower by 0.79% compared to the quarter ended March 31, 2013 as our mortgage revenue declined in response to lower origination volumes, stemming from higher mortgage rates and severe weather during the first quarter which slowed borrower activity and impacted loan closings. The drop in mortgage revenue was partially offset by higher fees from our wealth management subsidiary. A more detailed discussion of non-interest income follows:

•
Gains on mortgage loan sales decreased by 24.43% compared to the quarter ended March 31, 2013. We originated $109.36 million in mortgage loans during the quarter ended March 31, 2014 compared to $138.49 million during the previous quarter, and $191.10 million during the quarter ended March 31, 2013, a decrease of 21.03% compared to the previous quarter and a decrease of 42.77% compared to the quarter ended March 31, 2013.

•
Total revenue generated by our wealth management group, Middleburg Investment Group (“MIG”) was $1.19 million for the quarter ended March 31, 2014, an increase of 12.71% from the quarter ended March 31, 2013. Fee income is based primarily upon the market value of the accounts under administration which were $1.56 billion at March 31, 2014 compared to $1.55 billion at March 31, 2013.

•
Other operating income was $941,000 for the quarter ended March 31, 2014, compared to $263,000 for the quarter ended March 31, 2013. Most of the other operating income during the first quarter of 2014 was related to the recovery of expenses related to one loan workout charged-off in a prior period.

Non-Interest Expense
Non-interest expense declined as actions to cut costs during 2013 took effect during the first quarter of 2014. Non-interest expense fell by 12.87% compared to the quarter ended March 31, 2013. Principal categories of non-interest expense that improved as a result of management's cost cutting initiatives were the following:

•
Since March 31, 2013, management has reduced staffing levels at the bank and the mortgage company by 55 full-time equivalent employees. These changes were across the board and several senior management positions were eliminated as part of the reduction in force. Salaries and employee benefit expenses decreased by 9.82% compared to the quarter ended March 31, 2013. The ratio of salaries and benefits expense to total revenue was 45.11% compared to 50.76% for the quarter ended March 31, 2013.

•	We streamlined campaign and product promotions, which reduced advertising expenses significantly. Advertising expenses for the quarter declined by 39.18% compared to the quarter ended March 31, 2013.

•
Costs related to other real estate owned (OREO) declined during the quarter as our OREO balances fell and ongoing expenses to maintain the properties fell. Expenses related to OREO decreased by 79.63% compared to the quarter ended March 31, 2013. For the first quarter of 2014, there was one property transferred to OREO for $1.04 million compared to five properties transferred in the first quarter of 2013 for $1.85 million.

•	Other operating expenses have declined 14.62% compared to the quarter ended March 31, 2013 primarily due to lower mortgage banking related expenses.

As operating expenses declined and revenue increased, the Company's efficiency ratio improved to 75.19% for the quarter ended March 31, 2014 compared to 88.32% for the previous quarter and 80.96% for the quarter ended March 31, 2013.

Asset Quality and Provision for Loan Losses
Nonperforming asset balances fell as nonaccrual loans and delinquencies declined. Net loan charge-offs during the first quarter of $980,000 exceeded the provision for loan losses of $888,000, which resulted in a slightly lower allowance for loan losses (ALLL) at the end of the quarter. The ALLL was $13.23 million representing 1.81% of total loans at March 31, 2014 compared to $13.32 million or 1.83% of total loans at the end of the previous quarter and $13.51 million or 1.89% of total loans at March 31, 2013.

•
Total nonperforming assets were $24.71 million or 2.04% of total assets at March 31, 2014 compared to $28.66 million or 2.33% to total assets at December 31, 2013 and $33.59 million or 2.77% of total assets at March 31, 2013.

•	Loans that were delinquent for more than 90 days and still accruing declined to $503,000 as of March 31, 2014 from $808,000 as of December 31, 2013 and $812,000 as of March 31, 2013.

•
Nonaccrual loans declined to $14.88 million as of March 31, 2014 from $19.75 million as of December 31, 2013 and $20.02 million as of March 31, 2013, representing a decrease of 24.69% and 25.69%, respectively.

•
Troubled debt restructurings that were performing as agreed were $4.84 million at March 31, 2014 compared to $4.67 million at December 31, 2013 and $4.85 million at March 31, 2013, representing an increase of 3.51% and a decrease of .33%, respectively.

Consolidated Assets
Total consolidated assets were relatively unchanged when compared to December 31, 2013. Total consolidated assets at March 31, 2014 were $1.21 billion, a decrease of 1.58% compared to December 31, 2013. Changes in major asset categories were as follows:

•	Cash balances and deposits at other banks decreased by $14.28 million compared to December 31, 2013.

•	Securities available for sale decreased by $2.90 million compared to December 31, 2013.

•	Loans held for investment increased by $2.98 million during the first quarter compared December 31, 2013.

•	Balances of mortgages held for sale decreased by $1.40 million compared to December 31, 2013.

•	Other real estate owned (OREO) increased $1.07 million during the first quarter.

Consolidated Liabilities
Total consolidated liabilities at March 31, 2014 were $1.09 billion, a decrease of 2.01% compared to December 31, 2013. The most significant change in liabilities was the change in total deposits. Total deposits decreased by $21.15 million from December 31, 2013 to $961.25 million as of quarter end March 31, 2014, primarily due to seasonal activity and maturing wholesale deposits that we elected not to renew.

Shareholders' Equity and Capital
Shareholders’ equity attributable to Middleburg Financial Corporation shareholders at March 31, 2014 was $115.84 million, compared to $112.58 million at December 31, 2013. Retained earnings at March 31, 2014 were $52.17 million compared to $50.69 million at December 31, 2013. The book value of the Company’s common stock at March 31, 2014 was $16.37 per share versus $15.90 per share at December 31, 2013.

The Company’s capital ratios remain well above regulatory minimum capital ratios as of March 31, 2014:

•	Tier 1 Leverage ratio was 9.61%, 5.61% over the regulatory minimum of 4.0%

•	Tier 1 Risk-Based Capital Ratio was 14.67%, 10.67% over the regulatory minimum of 4.0%

•	Total Risk Based Capital Ratio was 15.93%, 7.93% over the regulatory minimum of 8.0%.

Caution about Forward Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other filings with the Securities and Exchange Commission.

About Middleburg Financial Corporation

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves communities in Virginia with financial centers in Ashburn, Gainesville, Leesburg, Marshall, Middleburg, Purcellville, Reston, Richmond, Warrenton and Williamsburg. Middleburg Investment Group owns Middleburg Trust Company, which is headquartered in Richmond, Virginia with offices in Middleburg, Alexandria and Williamsburg. Middleburg Financial Corporation is also the majority owner of Southern Trust Mortgage, which is based in Virginia Beach and provides mortgages through offices in Virginia, Maryland, Georgia, North Carolina, and South Carolina.

MIDDLEBURG FINANCIAL CORPORATION
Consolidated Balance Sheets
(In thousands, except for share and per share data)

	(Unaudited)	(Audited)
	March 31, 2014	December 31, 2013
ASSETS
Cash and due from banks	$6,238	$6,648
Interest-bearing deposits with other institutions	46,824	60,695
Total cash and cash equivalents	53,062	67,343
Securities available for sale, at fair value	325,520	328,423
Loans held for sale	31,771	33,175
Restricted securities, at cost	6,404	6,780
Loans receivable, net of allowance for loan losses of $13,228 and $13,320, respectively	718,236	715,160
Premises and equipment, net	19,688	20,017
Goodwill and identified intangibles	5,303	5,346
Other real estate owned, net of valuation allowance of $514 and $398, respectively	4,491	3,424
Bank owned life insurance	22,117	21,955
Accrued interest receivable and other assets	21,820	26,130
TOTAL ASSETS	$1,208,412	$1,227,753

LIABILITIES
Deposits:
Non-interest bearing demand deposits	$188,651	$185,577
Savings and interest bearing demand deposits	517,380	528,879
Time deposits	255,220	267,940
Total deposits	961,251	982,396
Securities sold under agreements to repurchase	32,617	34,539
Federal Home Loan Bank borrowings	80,000	80,000
Subordinated notes	5,155	5,155
Accrued interest payable and other liabilities	11,237	10,590
Commitments and contingent liabilities	—	—
TOTAL LIABILITIES	1,090,260	1,112,680

SHAREHOLDERS' EQUITY
Common stock ($2.50 par value; 20,000,000 shares authorized, 7,076,145 and 7,080,591, issued and outstanding, respectively)	17,415	17,403
Capital surplus	44,426	44,251
Retained earnings	52,171	50,689
Accumulated other comprehensive income	1,828	232
Total Middleburg Financial Corporation shareholders' equity	115,840	112,575
Non-controlling interest in consolidated subsidiary	2,312	2,498
TOTAL SHAREHOLDERS' EQUITY	118,152	115,073
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,208,412	$1,227,753

MIDDLEBURG FINANCIAL CORPORATION
Consolidated Statements of Income
(In thousands, except for per share data)
	(Unaudited)
	For the Three Months Ended March 31,
	2014	2013
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$8,806	$8,965
Interest and dividends on securities available for sale
Taxable	1,617	1,531
Tax-exempt	584	630
Dividends	73	56
Interest on deposits in banks and federal funds sold	26	30
Total interest and dividend income	11,106	11,212
INTEREST EXPENSE
Interest on deposits	1,002	1,373
Interest on securities sold under agreements to repurchase	80	80
Interest on short-term borrowings	—	29
Interest on FHLB borrowings and other debt	313	295
Total interest expense	1,395	1,777
NET INTEREST INCOME	9,711	9,435
Provision for (recovery of) loan losses	888	(188)
NET INTEREST INCOME AFTER PROVISION FOR (RECOVERY OF) LOAN LOSSES	8,823	9,623
NON-INTEREST INCOME
Service charges on deposit accounts	557	534
Trust services income	1,048	960
Gains on loans held for sale	2,942	3,893
Gains on securities available for sale, net	63	47
Commissions on investment sales	140	94
Fees on mortgages held for sale	28	17
Bank owned life insurance	162	120
Other operating income	941	263
Total non-interest income	5,881	5,928
NON-INTEREST EXPENSE
Salaries and employee benefits	7,033	7,799
Occupancy and equipment	1,900	1,805
Advertising	163	268
Computer operations	458	461
Other real estate owned	167	820
Other taxes	197	192
Federal deposit insurance	238	265
Other operating expenses	1,979	2,318
Total non-interest expense	12,135	13,928
Income before income taxes	2,569	1,623
Income tax expense	749	363
NET INCOME	1,820	1,260
Net loss attributable to non-controlling interest	157	67
Net income attributable to Middleburg Financial Corporation	$1,977	$1,327
Earnings per share:
Basic	$0.28	$0.19
Diluted	$0.28	$0.19
Dividends per common share	$0.07	$0.05

MIDDLEBURG FINANCIAL CORPORATION
Quarterly Summary Statements of Income
(Unaudited, Dollars In thousands, except for per share data)

	For the Three Months Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$8,806	$8,744	$8,744	$8,795	$8,965
Interest and dividends on securities available for sale
Taxable	1,617	1,638	1,468	1,468	1,531
Tax-exempt	584	638	640	646	630
Dividends	73	63	59	54	56
Interest on deposits in banks and federal funds sold	26	31	43	29	30
Total interest and dividend income	11,106	11,114	10,954	10,992	11,212
INTEREST EXPENSE
Interest on deposits	1,002	1,094	1,190	1,253	1,373
Interest on securities sold under agreements to repurchase	80	82	82	81	80
Interest on short-term borrowings	—	17	59	18	29
Interest on FHLB borrowings and other debt	313	311	303	299	295
Total interest expense	1,395	1,504	1,634	1,651	1,777
NET INTEREST INCOME	9,711	9,610	9,320	9,341	9,435
Provision for (recovery of) loan losses	888	110	3	184	(188)
NET INTEREST INCOME AFTER PROVISION FOR (RECOVERY OF) LOAN LOSSES	8,823	9,500	9,317	9,157	9,623
NON-INTEREST INCOME
Service charges on deposit accounts	557	593	590	574	534
Trust services income	1,048	1,033	963	1,014	960
Gains on loans held for sale	2,942	3,114	4,162	4,483	3,893
Gains on securities available for sale, net	63	22	23	326	47
Commissions on investment sales	140	107	159	110	94
Fees on mortgages held for sale	28	—	28	58	17
Bank owned life insurance	162	105	125	123	120
Other operating income	941	431	78	392	263
Total non-interest income	5,881	5,405	6,128	7,080	5,928
NON-INTEREST EXPENSE
Salaries and employee benefits	7,033	7,385	7,750	7,692	7,799
Occupancy and equipment	1,900	1,857	1,820	1,787	1,805
Advertising	163	436	318	435	268
Computer operations	458	485	456	458	461
Other real estate owned	167	78	416	142	820
Other taxes	197	186	186	187	192
Federal deposit insurance	238	139	149	270	265
Other operating expenses	1,979	3,134	2,210	2,137	2,318
Total non-interest expense	12,135	13,700	13,305	13,108	13,928
Income before income taxes	2,569	1,205	2,140	3,129	1,623
Income tax expense	749	303	491	774	363
NET INCOME	1,820	902	1,649	2,355	1,260
Net loss (income) attributable to non-controlling interest	157	224	(38)	(262)	67
Net income attributable to Middleburg Financial Corporation	$1,977	$1,126	$1,611	$2,093	$1,327
Earnings per share:
Basic	$0.28	$0.16	$0.23	$0.30	$0.19
Diluted	$0.28	$0.16	$0.23	$0.29	$0.19
Dividends per common share	$0.07	$0.07	$0.07	$0.05	$0.05

MIDDLEBURG FINANCIAL CORPORATION
Selected Financial Data by Quarter
(Unaudited, Dollars in thousands, except for per share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
BALANCE SHEET RATIOS
Loans to deposits	76.10%	74.15%	74.71%	73.50%	73.97%
Average interest-earning assets to average interest-bearing liabilities	126.80%	126.87%	126.23%	125.09%	123.60%
INCOME STATEMENT RATIOS
Return on average assets (ROA)	0.66%	0.37%	0.52%	0.69%	0.44%
Return on average equity (ROE)	6.99%	3.92%	5.71%	7.25%	4.71%
Net interest margin (1)	3.54%	3.43%	3.33%	3.40%	3.45%
Yield on average earning assets	4.04%	3.94%	3.89%	3.97%	4.08%
Cost of funds	0.52%	0.55%	0.59%	0.61%	0.66%
Efficiency ratio	75.19%	88.32%	81.19%	78.35%	80.96%
PER SHARE DATA
Dividends	$0.07	$0.07	$0.07	$0.05	$0.05
Book value (MFC Shareholders)	16.37	15.90	15.86	15.93	16.28
Tangible book value (4)	15.62	15.13	15.03	15.09	15.41
SHARE PRICE DATA
Closing price	$17.61	$18.04	$19.28	$19.10	$19.41
Diluted earnings multiple (2)	15.72	19.61	20.96	16.47	25.54
Book value multiple (3)	1.08	1.11	1.21	1.20	1.19
COMMON STOCK DATA
Outstanding shares at end of period	7,076,145	7,080,591	7,089,091	7,089,598	7,051,587
Weighted average shares O/S , basic - QTD	7,078,470	7,096,260	7,080,244	7,072,587	7,051,009
Weighted average shares O/S, diluted - QTD	7,103,785	7,130,272	7,118,208	7,102,670	7,082,354
Dividend payout ratio	25.05%	33.32%	30.43%	16.88%	26.57%
CAPITAL RATIOS
Capital to assets - common shareholders	9.59%	9.20%	9.25%	9.28%	9.46%
Capital to assets - with non-controlling interest	9.78%	9.40%	9.48%	9.50%	9.70%
Tangible common equity ratio (5)	9.19%	8.76%	8.81%	8.83%	9.01%
Leverage ratio	9.61%	9.42%	9.36%	9.32%	9.11%
Tier 1 risk based capital ratio	14.67%	14.62%	14.58%	14.15%	14.35%
Total risk based capital ratio	15.93%	15.88%	15.83%	15.41%	15.60%
CREDIT QUALITY
Net charge-offs to average loans	0.13%	0.02%	0.03%	0.01%	0.08%
Total nonperforming loans to total loans	2.76%	3.46%	3.63%	3.76%	3.59%
Total nonperforming assets to total assets	2.04%	2.33%	2.51%	2.80%	2.77%
Nonaccrual loans to:
Total loans	2.03%	2.71%	2.87%	2.88%	2.80%
Total assets	1.23%	1.61%	1.69%	1.67%	1.65%
Allowance for loan losses to:
Total loans	1.81%	1.83%	1.87%	1.93%	1.89%
Nonperforming assets	53.54%	46.48%	43.86%	39.88%	40.22%
Nonaccrual loans	88.92%	67.44%	65.20%	66.82%	67.48%
NONPERFORMING ASSETS
Loans delinquent 90+ days and still accruing	$503	$808	$636	$829	$812
Nonaccrual loans	14,876	19,752	20,525	20,376	20,019
Restructured loans (not in non-accrual)	4,838	4,674	4,820	5,366	4,854
Other Real Estate Owned	4,491	3,424	4,530	7,570	7,904
Total nonperforming assets	$24,708	$28,658	$30,511	$34,141	$33,589

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitably earning assets are funded. Because the Company earns non taxable interest income due to the mix in its investment and loan portfolios, net interest income for the ratio is calculated on a tax equivalent basis as described above. This calculation excludes net securities gains and losses.

(2)
The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(3)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

(4)
Tangible book value is not a measurement under accounting principles generally accepted in the United States. It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and then dividing the result by the number of shares of common stock issued and outstanding at the end of the accounting period.

(5)
The tangible common equity ratio is not a measurement under accounting principles generally accepted in the United States. It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and total assets and then dividing the adjusted shareholders’ equity balance by the adjusted total asset balance.